Special Executive Deferred Compensation Plan

1.	Introduction.
This Special Executive Deferred Compensation Plan (this “Plan”) has been established by The Wendy's Company (the “Company”) effective as set forth in Section 11.10 hereof pursuant to Section 4(a) of the Employment Agreement.
Under the Employment Agreement, Executive has agreed to defer, pursuant to the terms and conditions of this Plan, payment of all amounts of Base Salary in excess of $1,000,000 that would otherwise be payable to him during a calendar year until the termination of his employment with the Company. This Plan has been established to carry out the Company's and Executive's agreement for the deferral of such Base Salary.
To the extent that there are any inconsistencies between Section 4(a) of the Employment Agreement and the terms of this Plan, the terms of the Employment Agreement will govern.
2. Definitions and interpretations
“Account” means the bookkeeping account established by the Company under this Plan on behalf of the Executive for the purpose of recording the amount of the compensation being deferred pursuant to this Plan and the amount of any interest credited thereto.
“Administrator” means the Compensation Committee of the Board, the Board or, with the prior written consent of the Executive (which consent shall not be unreasonably withheld), such other person, committee or entity designated by the Board (which designation may be by means of a general delegation to a committee of the Board that includes the responsibility for the administration of this Plan) that shall administer this Plan.
“Annual Deferral Amount” means amounts deferred in accordance with Section 4(a) of the Employment Agreement, for any single Plan Year, as Base Salary may be increased from time to time by the Administrator. In the event of the Executive's termination of employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount so deferred prior to such employment termination.
“Base Salary” means “Base Salary” as defined in Section 4(a) of the Employment Agreement.
“Beneficiary” means any person or entity designated by the Executive as such on a writing filed with the Secretary of the Company, from time to time, and surviving Executive, as such beneficiary designation may be amended from time to time, with any such amendment to be made solely by the Executive in his sole and absolute discretion at any time in writing and filed with the Secretary of the Company, and will be subject to applicable law. In the absence of such designation or living Beneficiary at Executive's death, Executive's “Beneficiary” shall be his estate.
“Board” means the board of directors of the Company.
“Business Day” means any day other than (i) Saturday, (ii) Sunday or (iii) other day on which commercial banks located in the State of New York are authorized or required by law to remain closed.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Effective Date” means the date indicated in Section 11.10 hereof.
“Employment Agreement” means that certain employment agreement dated as of the Effective Date, between the Company and Executive.
“Executive” means the individual identified on the signature page hereto as “Executive.”

“Plan Year” means each 12-month period beginning on January 1 and ending on December 31.

3.    Eligibility. The Executive shall be eligible to participate in this Plan for the duration of his employment with the Company in accordance with the terms hereof. The Executive shall be the sole person eligible to participate in this Plan.

4.    Annual Deferral Amounts. For each Plan Year, pursuant to Section 4(a) of the Employment Agreement, the Executive hereby irrevocably elects to defer the Annual Deferral Amount, if any, from the Executive's Base Salary. The Annual Deferral Amount so deferred shall be withheld from the Executive's Base Salary in substantially equal installments from each regularly scheduled payment of the Executive's Base Salary at the same time that would otherwise be payable to the Executive in the absence of the Executive's deferral election hereunder. Each installment of the Annual Deferral Amount so withheld shall then be credited to the Executive's Account as of the date it would otherwise have been payable to the Executive. The Executive's election hereunder shall be deemed made on (i) the Effective Date respecting Annual Deferral Amounts otherwise earned and payable after the Effective Date and during the 2011 Plan Year, and (ii) for Plan Years after 2011, on the December 31st immediately preceding each such Plan Year during the Term (as defined under the Employment Agreement), in each case, to the extent applicable pursuant to Section 4(a) of the Employment Agreement or as the Executive and the Company shall otherwise agree; provided, however, that any such modification or revocation of Executive's deferral election shall be effective only to the extent permitted pursuant to Section 409A of the Code.

5.    Crediting of Interest. On the last day of each whole or partial calendar quarter from and after the Effective Date until Executive's Account shall have been distributed in full, interest shall be credited (compounded for each full or partial calendar quarter) on the deferred and undistributed Annual Deferral Amounts at a rate equal to the three (3)-month London Interbank Offered Rate (LIBOR), as reported from time to time in The Wall Street Journal (Electronic Edition), plus 500 basis points; provided, however, that, notwithstanding the foregoing, in no event shall such rate exceed 120% of the applicable United States federal long-term rate then in effect, so that in no event shall such rate constitute an “above-market” rate within the meaning of Item 402(c)(2)(viii)(B) of Regulation S-K under the Securities Act of 1933, as amended.

6.    Responsibility for Administration of this Plan. The Administrator shall be responsible for the administration of this Plan. The Administrator may employ others to render advice with regard to its responsibilities under this Plan. It may also allocate its responsibilities to others and may exercise any other powers necessary or advisable for the discharge of its duties. The primary responsibility of the Administrator is to administer this Plan for the benefit of the Executive and his Beneficiaries, subject to the terms and conditions of this Plan. The Administrator shall administer this Plan in accordance with its terms. The Administrator shall have all powers and discretion necessary to accomplish its duties under this Plan to the fullest extent allowed by applicable law.

7.    Distribution of the Account. Subject to Section 10 hereof, the Executive's Account shall be distributed to him within 30 days following the date on which the Executive's employment with the Company terminates.

8.     Vesting. All amounts credited to the Executive's Account pursuant to Sections 4 and 5 hereof shall be fully vested and nonforfeitable at all times.
9.    Disputes. All disputes between the Company and the Executive under this Plan shall be adjudicated de novo in accordance with the provisions of Section 14(j) (Arbitration) of the Employment Agreement, which provisions are incorporated by reference into and applicable to the same extent as if stated in this Plan. Section 503 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations thereunder shall not apply to this Plan.
10.    Code Section 409A. Notwithstanding any other provision of this Plan to the contrary:
10.1.    It is intended that the provisions of this Plan comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A while to the maximum extent possible preserving the business arrangement contemplated hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Section 409A, other than for withholding or other obligations applicable to employers, if any, under Code Section 409A.

10.2.    If, under this Plan, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
10.3.    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.
10.4.    With regard to any payment under this Plan, such payment shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive's Separation from Service or (ii) the date of the Executive's death. On the first day of the seventh month following the date of Executive's Separation from Service or, if earlier, on the date of Executive's death, (x) all payments delayed pursuant to this Section 10.4 (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum. In determining the amounts that are subject to the six-month delay requirement described above, the Company shall use all exclusions from the six-month delay rule that are available to the payments made to Executive. This Section 10.4 shall not apply unless Executive is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, using the identification methodology selected by the Company from time to time, or if none, the default methodology.
10.5.    Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
10.6.    This Section 10 shall apply to any and all payments payable to Executive in respect of this Plan, whether paid to Executive by the Company, a trustee or otherwise.
11.    Miscellaneous
11.1     Amendments; Termination. This Plan may be amended or terminated only by a writing signed by the Company and Executive (or Beneficiary following the death of the Executive). Upon a termination of this Plan, distributions in respect of credits to Executive's Account as of the date of termination shall be made in the manner and at the time prescribed in this Plan, subject to Section 409A of the Code.
11.2    Survival. The provisions of the Plan shall survive any termination of Executive's employment and any termination of this Plan.
11.3     Plan is Unfunded. It is the Company's intention that the amounts deferred under this Plan shall be an unfunded unsecured promise to pay money for tax purposes and pursuant to an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under ERISA. All such amounts shall continue for all purposes to be part of the general funds of the Company and this Plan shall constitute an unsecured promise of the Company to make benefit payments in the future. The Company may, but is not required to, deposit in a trust amounts sufficient to pay benefits under this Plan. Any amounts deposited in a trust will be subject to the Company's general creditors.
11.4     No Alienation of Benefits. Except for payment of Executive's Account to his Beneficiary in the event of Executive's death, payments, proceeds, claims, rights or interest of the Executive or his Beneficiary to or under this Plan shall not be subject in any manner to any claims, attachments or encumbrances due to the death, contracts, liabilities, engagements or torts of the Executive or his Beneficiary, directly or indirectly, or be subject to any claim of any creditor of the Executive or his Beneficiary, through legal process or otherwise; nor shall the Executive or his Beneficiary be able or permitted in any manner to transfer, encumber, pledge, anticipate, alienate, sell, or assign any such benefits, payments, proceeds, claims, rights or interest, contingent or otherwise and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void and of no effect whatsoever.

11.5     Successors, Etc. This Plan shall be binding upon and benefit the Company and its successors, and the Executive and his Beneficiary, their heirs and personal representatives, all in accordance and subject to the terms of this Plan.
11.6     Severability. Each provision of this Plan shall be independent of and separable from every other provision of this Plan and should any provision of this Plan be deemed or be declared to be contrary to or unenforceable under any law, whether constitutional, statutory or otherwise, all of the remaining provisions of this Plan shall remain in full force and effect.
11.7    Governing Law. This Plan shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, under the laws of the State of Delaware, except to the extent superseded by federal law.
11.8    Gender and Number Construction. In all cases where they would so apply, words used in the masculine gender shall be construed to include the feminine gender, and words used in the singular shall be construed to include the plural.
11.9    Incapacity of Recipient. In the event the Executive or his Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person is appointed, any benefits under this Plan to which such Executive or Beneficiary is entitled shall be paid to such appointed person.
11.10    Effective Date. This Plan shall be effective ______________, 201_.
11.11    Withholding for Taxes. The Company may withhold from any distribution made under this Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable state law.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the Company has adopted this Plan, Executive has provided his consent thereto and Executive acknowledges and agrees to all of the terms of the Plan, effective on the Effective Date.

The Wendy's Company
By: ____________________
Its: ____________________
Executive
__________________________
Emil J. Brolick